Filed Pursuant to Rule 433

Registration Statement No. 333-255054

Issuer Free Writing Prospectus dated April 6, 2021

Relating to Preliminary Prospectus Supplement dated April 6, 2021

TEXTAINER GROUP HOLDINGS LIMITED

Depositary Shares

Each representing a 1/1,000th Interest in a Share of

7.000% Series A Cumulative Redeemable Perpetual Preference Shares

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

Pricing Term Sheet

Issuer:	Textainer Group Holdings Limited

Security:	Depositary Shares (the “Depositary Shares”) each representing a 1/1,000 interest in a share of 7.000% Series A Cumulative Redeemable Perpetual Preference Shares (the “Series A Preference Shares”).

Size:	$150,000,000 (6,000,000 Depositary Shares)

Over-Allotment Option:	$22,500,000 (900,000 Depositary Shares)

Liquidation Preference:	$25,000 per share of Series A Preference Shares (equivalent to $25.00 per Depositary Share)

Trade Date:	April 6, 2021

Settlement Date:	April 13, 2021 (T+5)

First Reset Date	June 15, 2026

Reset Date	The First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date

Reset Period	The period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date

Price to Public:	$25.00 per Depositary Share

Preference Shares:

Term:	Perpetual

Dividend Rate:	From April 13, 2021 to, but excluding, June 15, 2026, 7.000%, and from, and including, June 15, 2026, during each Reset Period, the five-year treasury rate as of the most recent reset dividend determination date (as defined in the preliminary prospectus supplement dated April 6, 2021 (the “Preliminary Prospectus Supplement”)) plus 6.134%

Dividend Payment Dates:	March 15, June 15, September 15 and December 15, commencing June 15, 2021 (short first dividend period)

Optional Redemption:

The Issuer may, at its option, redeem the Series A Preference Shares:

•   in whole or in part, from time to time on any dividend payment date on or after June 15, 2026, at a redemption price in cash equal to $25,000 per share of Series A Preference Shares (equivalent to $25.00 per Depositary Share); or

•   in whole or in part, upon the occurrence of a Change of Control (as defined in the Preliminary Prospectus Supplement), within 120 days after the first date on which such Change of Control occurred, at a redemption price in cash equal to $25,000 per share of Series A Preference Shares (equivalent to $25.00 per Depositary Share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.

Change of Control Conversion Share Cap:	1.6728 per Depositary Share

Listing:	The Issuer intends to apply to list the Depositary Shares on the New York Stock Exchange under the symbol “TGH PRA” and, if the application is approved, expects trading in the Depositary Shares on the New York Stock Exchange to begin within 30 days after the Settlement Date.

CUSIP/ISIN of the Depositary Shares:	88314W204/US88314W2044

Joint Book-Running Managers:	RBC Capital Markets, LLC UBS Securities LLC Keefe, Bruyette & Woods, Inc. B. Riley Securities, Inc.

It is expected that delivery of the depositary shares will be made through the facilities of The Depository Trust Company on or about April 13, 2021, which will be the fifth business day following the initial sale of the depositary shares (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares prior to the second business day before the delivery of the depositary shares will be required, by virtue of the fact that the depositary shares initially will settle on a delayed basis, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) and the Preliminary Prospectus Supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting RBC Capital Markets, LLC toll-free at 1-866-375-6829 or email rbcnyfixedincomeprospectus@rbccm.com; UBS Securities LLC toll-free at 1-888-827-7275; Keefe, Bruyette & Woods, Inc. toll-free at 1-800-966-1559 or email USCapitalMarkets@kbw.com; or B. Riley Securities, Inc. at 1-703-312-9580 or email prospectuses@brileyfin.com.